Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TurboChef Technologies, Inc.

Dallas, Texas

We hereby consent to the incorporation by reference in the Registration Statement Numbers 333-82518 and 333-117806 on Form S-3 and Registration Statement Numbers 333-81571 and 333-76662 on Form S-8 of our report dated March 15, 2003, except as to Note 1 of the Notes to Financial Statements which is as of November 18, 2004, relating to the consolidated financial statements of TurboChef Technologies, Inc. appearing in this Form 10-K/A for the year ended December 31, 2003. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO Seidman, LLP

Dallas, Texas
November 22, 2004